Exhibit 3.11

PEREGRINE PHARMACEUTICALS INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES

10.50% SERIES E CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned President and Chief Executive Officer of PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the 10.50% Series E Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 5,000,000 shares of authorized but unissued shares of the preferred stock, par value $0.001 per share, of the Corporation, such series to be designated 10.50%Series E Convertible Preferred Stock, to consist of 2,000,000 shares, par value $0.001 per share, of which the rights, preferences and privileges, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 10.50% Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Preferred Shares”), and the number of shares that shall constitute such series shall be 2,000,000.

Section 2. Definitions. For purposes of the Series E Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series E Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Call Date” shall mean the date fixed for redemption of the Series E Preferred Shares and specified in the notice to holders required under paragraph (e) of Section 5 as the Call Date.

“Certificate” shall mean this Certificate of Designations of Rights and Preferences of the Series E Preferred Shares.

A “Change of Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) that the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.

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“Common Shares” shall mean the shares of Common Stock, par value $0.001 per share, of the Corporation.

“Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on a National Market Listing for our Common Shares, or (y) the average of the last quoted bid prices for Common Shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Shares are not then listed for trading on a National Market Listing.

“Dividend Default” shall have the meaning set forth in paragraph (b) of Section 3.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3.

“Dividend Rate” shall mean the dividend rate accruing on the Series E Preferred Shares, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3.

“EBITDA” means the sum of net income, plus interest expense, plus tax expense, plus depreciation expense, plus amortization expense, each as determined in accordance with GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America.

“Indebtedness” of any Person shall mean, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, other than “capital leases” in accordance with GAAP and trade payables entered into in the ordinary course of business, (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), and (vi) all monetary obligations under any leasing or similar arrangement, not classified as a capital lease in accordance with GAAP; provided, however, that in no event shall capital leases or loans incurred to purchase capital equipment be considered Indebtedness.

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“Junior Shares” shall have the meaning set forth in paragraph (c) of Section 7.

“Listing Default” shall have the meaning set forth in paragraph (c) of Section 3.

“Liquidation Amount” shall mean $25.00 per Series E Preferred Share (as adjusted for any stock split, stock dividend, recapitalization, reclassification or any similar transaction).

“Market Value” of a given security shall mean the average of the daily Trading Price per share of such security for the ten consecutive Trading Days immediately prior to the date in question.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on the New York Stock Exchange, the NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market (each, a “NASDAQ Stock Market“), or the listing or quotation, as applicable, of securities on an exchange or quotation system that is a successor to the New York Stock Exchange, the NYSE MKT LLC or a NASDAQ Stock Market.

“Quarterly Dividend Period” shall mean quarterly dividend periods commencing on January 1, April 1, July 1, and October 1 of each year and ending on and including the day preceding the next succeeding Quarterly Dividend Period; provided, however, that any Quarterly Dividend Period during which any Series E Preferred Shares shall be redeemed pursuant to Section 5 shall end on and include the Call Date only with respect to the Series E Preferred Shares being redeemed.

A “Quarterly Dividend Default” shall occur if the Corporation fails to pay cash dividends on the Series E Preferred Shares in full for any Quarterly Dividend Period, provided that only four Quarterly Dividend Defaults may occur during any calendar year.

“Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7.

“Penalty Rate” shall mean 12.50% per annum.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“SEC” shall have the meaning set forth in Section 9.

“Senior Shares” shall have the meaning set forth in paragraph (a) of Section 7.

“Series E Change of Control Conversion Date” is the date the Series E Preferred Shares are to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice of the related Change of Control described in Section 6(b) to the holders of Series E Preferred Shares.

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“Series E Conversion Price” shall mean $3.00 per share.

“Series E Preferred Shares” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series E Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Stated Rate” shall mean 10.50% per annum.

“Trading Day” shall mean, if a security is listed or admitted to trading on a NASDAQ Stock Market, the New York Stock Exchange, the NYSE MKT LLC or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon.

“Trading Price” of a security on any Trading Day (excluding any after-hours trading as of such date) shall mean:

(a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, in either case as reported by the principal consolidated transaction reporting system with respect to securities listed or admitted to trading or quoted on the NASDAQ Capital Market, or if such security is not listed or admitted to trading or quoted on the NASDAQ Capital Market, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange or national securities market on or in which such security is listed or admitted to trading;

(b) if such security is not listed on, admitted to trading or quoted on the NASDAQ Capital Market or a national securities exchange or national securities market on that date, the last price quoted by Interactive Data Corporation for that security on the date, or if Interactive Data Corporation is not quoting such price, a similar quotation service selected by the Corporation;

(c) if such security is not so quoted, the average mid-point of the last bid and ask prices for such security on that date from at least two dealers recognized as market-makers for such security selected by the Corporation for this purpose; or

(d) if such security is not so quoted, the average of the last bid and ask prices for such security on that date from a dealer engaged in the trading of such securities selected by the Corporation for such purpose.

“Transfer Agent” means Broadridge Corporate Issuer Solutions Inc., or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series E Preferred Shares.

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“TTM EBITDA” shall mean, as of any date, the Corporation’s EBITDA for the immediately preceding twelve calendar months, as calculated by the Corporation based on its audited and interim financial statements.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3. Dividends.

(a) Holders of issued and outstanding Series E Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the Liquidation Amount. Except as otherwise provided in paragraphs (b) and (c) of this Section 3, the Dividend Rate shall be equal to the Stated Rate. Such dividends shall accrue and accumulate on each issued and outstanding share of the Series E Preferred Shares on a daily basis from (and including) the original date of issuance of such share and shall be payable in arrears on the first calendar day of each Quarterly Dividend Period except for Series E Preferred Shares issued on the day other than the first day of a Quarterly Dividend Period, for which an initial partial dividend payment for dividends accrued shall be payable at the end of the first full Quarterly Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that (i) Series E Preferred Shares issued during any Quarterly Dividend Period after the Dividend Record Date for such Quarterly Dividend Period shall only begin to accrue dividends on the first day of the next Quarterly Dividend Period; and provided further that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series E Preferred Shares for any partial Quarterly Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be (i) with respect to the partial Quarterly Dividend Period for dividends accrued as described above, on the last day of the applicable Quarterly Dividend Period and (ii) with respect to all other Quarterly Dividend Periods, the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b) If at any time four Quarterly Dividend Defaults occur, whether consecutive or non-consecutive (a “Dividend Default”), then (i) the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series E Preferred Shares in full and has paid accrued dividends for all Quarterly Dividend Periods during the two most recently completed Quarterly Dividend Periods in full in cash, at which time the Dividend Rate shall revert to the Stated Rate; and

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(ii) [Reserved];

Following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay cash dividends on the Series E Preferred Shares in full for any Quarterly Dividend Period, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (b) shall immediately apply until such subsequent Dividend Default is cured as so provided.

(c) Once the Series E Preferred Shares become initially eligible for National Market Listing, if the Corporation fails to maintain a National Market Listing for the Series E Preferred Shares for 180 consecutive days or longer (a “Listing Default”), then:

(i) the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again subjecting the Series E Preferred Shares to a National Market Listing, at which time the Dividend Rate shall revert to the Stated Rate; and

(ii) [Reserved].

Following any Listing Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if the Series E Preferred Shares subsequently cease to be subject to a National Market Listing, such event shall constitute a separate Listing Default, and the foregoing provisions of subparagraphs (i) and (ii) of this paragraph (c) shall immediately apply until such time as the Series E Preferred Shares are again subject to a National Market Listing.

(d) No dividend on the Series E Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series E Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series E Preferred Shares, as the case may be.

(e) Except as provided in the next sentence, if any Series E Preferred Shares are outstanding, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series E Preferred Shares for all past Quarterly Dividend Periods with respect to which full dividends were not paid on the Series E Preferred Shares in cash. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series E Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series E Preferred Shares and all such Parity Shares shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series E Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series E Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series E Preferred Shares which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

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(f) Except as provided in paragraph (e) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series E Preferred Shares are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Quarterly Dividend Periods with respect to which full dividends were not paid on the Series E Preferred Shares in cash, no dividends may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(h) Holders of Series E Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of all accumulated accrued and unpaid dividends on the Series E Preferred Shares as described in this Section 3. Any dividend payment made on the Series E Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series E Preferred Shares shall be entitled to receive an amount of cash equal to the Liquidation Amount plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series E Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series E Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

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(b) Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series E Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Shares shall not be entitled to share therein.

Section 5. Redemption.

(a) The Corporation shall not redeem the Series E Preferred Shares prior to February 11, 2017, except that the Corporation may redeem the Series E Preferred Shares in accordance with paragraph (b) of Section 5. On and after February 11, 2017, the Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (e) of Section 5, may redeem the Series E Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the Liquidation Amount, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 5), without interest. If fewer than all of the outstanding Series E Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control may, at its option, redeem the Series E Preferred Shares, in whole but not in part, within 120 days after the date on which the Change of Control occurs, for cash at a redemption price equal to the Liquidation Amount, plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the Call Date (subject to paragraph (h) of Section 5), without interest.

(c) With respect to a redemption pursuant to paragraph (a) of Section 5, unless all accumulated accrued and unpaid dividends on all Series E Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Quarterly Dividend Periods and the then current Quarterly Dividend Period, no Series E Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series E Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series E Preferred Shares or such Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series E Preferred Shares and such Parity Shares. Also with respect to a redemption pursuant to paragraph (a) of Section 5, unless all accumulated accrued and unpaid dividends on all Series E Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are declared and paid in cash (or in the form of consideration for payment of dividends on any such Parity Shares) or declared and set apart for payment in cash for all past Quarterly Dividend Periods and the then current Quarterly Dividend Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series E Preferred Shares or such Parity Shares (except by conversion into or exchange for Junior Shares and Parity Shares).

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(d) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 5), all dividends will cease to accumulate on the Series E Preferred Shares called for redemption pursuant to Section 5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (g) of Section 5).

(e) Notice of the redemption of any Series E Preferred Shares pursuant to Section 5 shall be mailed by first class mail to each holder of record of Series E Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books at least 30 but not more than 60 days prior to the applicable Call Date. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 5, the number of Series E Preferred Shares to be redeemed; (3) the redemption price equal to the Liquidation Amount plus accumulated accrued and unpaid dividends through, but excluding, the Call Date; (4) the place or places where any certificates for such shares, other than certificates issued as contemplated by Section 13, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; (6) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; (7) if such redemption is being made in connection with a Change of Control, that the holders of the Series E Preferred Shares being so called for redemption will not be able to tender such Series E Preferred Shares for conversion in accordance with Section 6(b) hereof and that each Series E Preferred Share tendered for conversion that is called, prior to the Series E Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Series E Change of Control Conversion Date, provided that the holders of Series E Preferred Shares may always convert such shares as provided for under Section 6(a); and (8) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series E Preferred Shares may be listed or admitted for trading. In the case of a redemption pursuant to paragraph (a) of Section 5 in which fewer than all of the outstanding Series E Preferred Shares are to be redeemed, then the notice mailed pursuant to this paragraph (e) of Section 5 shall also specify the number of Series E Preferred Shares to be redeemed from each holder thereof.

(f) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 5, in trust for the holders of the Series E Preferred Shares so called for redemption pursuant to Section 5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series E Preferred Shares so called for redemption, in which case the notice to holders of the Series E Preferred Shares will (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued as contemplated by Section 13, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date). No interest shall accrue for the benefit of the holders of Series E Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

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(g) On or after the Call Date, each holder of Series E Preferred Shares that holds a certificate, other than certificates issued as contemplated by Section 13, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series E Preferred Shares to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series E Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series E Preferred Shares redeemed by the Corporation pursuant to Section 5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

(h) If the Corporation redeems any of the Series E Preferred Shares pursuant to Section 5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

Section 6. Conversion of Shares.

(a) From time to time after the date of issuance of the Series E Preferred Shares, each Series E Preferred Share shall be convertible at any time at the option of the holder into that number of validly issued, fully paid and non-assessable Common Shares computed by dividing the Liquidation Amount by the Series E Conversion Price. Each Series E Preferred Share called for redemption will be convertible pursuant to this Section 6(a) into Common Shares up to and including, but not after, the close of business on the date fixed for redemption unless the Corporation defaults in the payment of the amount payable upon redemption.

(b) Upon the occurrence of a Change of Control, each holder of Series E Preferred Shares will have the right (unless, prior to the Series E Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the Series E Preferred Shares held by such holder as described in Sections 5(b) above, in which case such holder will have the right only with respect to Series E Preferred Shares that are not called for redemption), to convert some or all of the Series E Preferred Shares held by such holder (the “Series E Change of Control Conversion Right”) on the Series E Change of Control Conversion Date into a number of validly issued, fully paid and non-assessable Common Shares per Series E Preferred Share (the “Series E/Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (A) the sum of the Liquidation Amount plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Series E Change of Control Conversion Date (unless the Series E Change of Control Conversion Date is after a Series E Dividend Record Date (as defined herein) and prior to the corresponding Series E Dividend Payment Date (as defined herein) for the Series E Preferred Shares, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (B) the Common Stock Price; and (ii) 29 (the “Share Cap”), subject to adjustments to the Share Cap for any splits, subdivisions or combinations of our Common Shares; in each case, on the terms and subject to the conditions described in this Section 6.

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(c) The Corporation shall have the option exercisable from time to time by written notice to any holder of the Series E Preferred Shares (“Notice of Mandatory Conversion”) of compelling such holder to convert all or a portion of the Series E Preferred Shares held by such holder into Common Shares (“Mandatory Conversion”), subject to the requirements of this Section 6(b). Each Series E Preferred Share subject to a Notice of Mandatory Conversion shall be convertible into a number of validly issued, fully paid and non-assessable Common Shares computed by dividing the Liquidation Amount by the Series E Conversion Price. The Notice of Mandatory Conversion, which if given, must be given on the first business day following a period in which for at least twenty (20) Trading Days in the aggregate during thirty (30) consecutive Trading Days, the Trading Price for the Common Shares was equal to or greater than 130% of the Series E Conversion Price. The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the amount of the Series E Preferred Shares which are subject to Mandatory Conversion. Each Mandatory Conversion Date shall be a deemed conversion date and the Corporation will be required to deliver the Common Shares issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 6(c). In the event the Corporation fails to deliver the Common Shares issuable upon Mandatory Conversion on the delivery date, then at such holder’s election, such Notice of Mandatory Conversion will be null and void or such holder may enforce the Notice of Mandatory Conversion. A Notice of Mandatory Conversion may not be rescinded by the Corporation without the consent of such holder.

(d) In the case of a Change of Control pursuant to which Common Shares are or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Shares will receive upon conversion of such Series E Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Series E/Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Series E/Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(e) If the holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding Common Shares that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding Common Shares that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

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(f) Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all Series E Preferred Shares pursuant to Section 6(b), the Corporation will provide to holders of Series E Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Series E Change of Control Conversion Right, which notice shall be delivered to the holders of record of the Series E Preferred Shares in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Shares may exercise their Series E Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Series E Change of Control Conversion Date; (vi) that if, prior to the Series E Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any Series E Preferred Shares pursuant to Section 6(b), holders will not be able to convert the Series E Preferred Shares called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Series E Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series E Preferred Share; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series E Preferred Shares; (ix) the procedures that the holders of Series E Preferred Shares must follow to exercise the Series E Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series E Preferred Shares may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(g) The Corporation shall also issue a press release containing such notice provided for in the preceding Section 6(f) for publication on either of Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 6(f) to the holders of Series E Preferred Shares.

(h) To exercise the Series E Change of Control Conversion Right, the holders of Series E Preferred Shares will be required to deliver, on or before the close of business on the Series E Change of Control Conversion Date, the certificates (if any) representing the Series E Preferred Shares to be converted, duly endorsed for transfer (or, in the case of any Series E Preferred Shares held in book-entry form through a Depositary, to deliver, on or before the close of business on the Series E Change of Control Conversion Date, the Series E Preferred Shares to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Series E Change of Control Conversion Date; (ii) the number of Series E Preferred Shares to be converted; and (iii) that the Series E Preferred Shares are to be converted pursuant to the applicable provisions of the Series E Preferred Shares.

(i) Holders of Series E Preferred Shares may withdraw any notice of exercise of a Series E Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Series E Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn Series E Preferred Shares; (ii) if certificated Series E Preferred Shares have been surrendered for conversion, the certificate numbers of the withdrawn Series E Preferred Shares; and (iii) the number of Series E Preferred Shares, if any, which remain subject to the holder’s conversion notice.

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(j) Notwithstanding anything to the contrary contained in Section 6, if any Series E Preferred Shares are held in book-entry form through the Depositary (as defined below), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(k) (i) Each conversion of Series E Preferred Shares shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered to the Corporation by such holder. Until the certificates representing the Series E Preferred Shares that are being converted have been surrendered, other than certificates issued as contemplated by Section 13, and new certificates representing the Common Shares shall have been issued by the Corporation, such certificate(s) evidencing the Series E Preferred Shares being converted shall be evidence of the issuance of such Common Shares. At such time as such conversion has been effected, the rights of the holder of such Series E Preferred Shares as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for Common Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Common Shares represented thereby.

(ii) As soon as practicable after a conversion has been effected in accordance with clause (i) above, the Corporation shall deliver to the converting holder: (A) a certificate or certificates representing, in the aggregate, the number of Common Shares issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any Series E Preferred Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which were not converted.

(iii) The issuance of certificates for Common Shares upon conversion of the Series E Preferred Shares shall be made without charge to the holders of such Series E Preferred Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Shares, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted.

(iv) The Corporation shall not close its books against the transfer of the Series E Preferred Shares or of Common Shares issued or issuable upon conversion of the Series E Preferred Shares in any manner which interferes with the timely conversion of the Series E Preferred Shares. The Corporation shall assist and cooperate with any holder of Series E Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

(v) No fractional Common Shares or scrip representing fractional shares shall be issued upon conversion of Series E Preferred Shares. If more than one Series E Preferred Share shall be surrendered for conversion at one time by the same record holder, the number of full Common Shares issuable upon the conversion thereof shall be computed on the basis of the aggregate number of Series E Preferred Shares so surrendered by such record holder. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Series E/Common Stock Conversion Consideration for such Change of Control or the Conversion Price in the event of conversion pursuant to Section 6(a) or (c).

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(vi) The Corporation shall use its best efforts at all times to reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of issuance upon the conversion of the Series E Preferred Shares, such number of Common Shares as are issuable upon the conversion of all outstanding Series E Preferred Shares. All Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder. The Corporation shall use its best efforts to take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(l) If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or any similar transaction) one or more classes of its outstanding Common Shares into a greater number of shares, or if the Corporation at any time combines (by reverse stock split, reclassification or any similar transaction) one or more classes of its outstanding Common Shares into a smaller number of shares, the Series E Conversion Price and Share Cap in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

(m) (i) Promptly upon any adjustment of the Series E Conversion Price as described in Section 6(d), the Corporation shall give written notice thereof to all holders of the Series E Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of the Series E Preferred Shares at least ten (10) days’ prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Shares, (B) with respect to any pro rata subscription offer to holders of Common Shares, or (C) for determining rights with respect to any Change of Control.

(iii) The Corporation shall give written notice to the holders of the Series E Preferred Shares at least ten (10) days’ prior to the date on which any Change of Control shall take place, which notice may be one and the same as that required by (ii) above.

Section 7. Ranking. Any class or series of shares of stock of the Corporation shall be deemed to rank:

(a) prior to the Series E Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series E Preferred Shares (“Senior Shares”);

(b) on a parity with the Series E Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series E Preferred Shares, if the holders of such class or series and the Series E Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

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(c) junior to the Series E Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series E Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

Section 8. Voting Rights. The Series E Preferred Shares shall have no voting rights, except as set forth in this Section 8.

(a) So long as any Series E Preferred Shares are outstanding, the affirmative vote of the holders of at least two-thirds of the Series E Preferred Shares at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or these terms of the Series E Preferred Shares that materially and adversely affects the rights, preferences or voting power of the Series E Preferred Shares; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series E Preferred Shares, any Junior Shares that are not senior in any respect to the Series E Preferred Shares, or any shares of any class ranking, as to receipt of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, on a parity with the Series E Preferred Shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Series E Preferred Shares; and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series E Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series E Preferred Shares; or

(ii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to the Series E Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series E Preferred Shares shall be required on or after February 11, 2017, or in connection with a Change of Control if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, a deposit is made for the redemption in cash of all Series E Preferred Shares at the time outstanding as provided in paragraph (e) of Section 5 hereof for a redemption price determined under the appropriate paragraph of Section 5.

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(b) So long as Series E Preferred Shares have at least an aggregate of $10,000,000 in liquidation amount are outstanding, the affirmative vote of the holders of at least two-thirds of the Series E Preferred Shares at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for the Corporation to incur additional Indebtedness after the date the first Series E Preferred Share is issued in an amount greater than the lesser of (i) $10,000,000 or (ii) four and one-half (4.5) multiplied by the Corporation’s TTM EBITDA, as calculated as of the end of the month prior to the incurrence of any Indebtedness.

(c) For purposes of the foregoing provisions of this Section 8, each Series E Preferred Share shall have one vote per share. Except as set forth herein, the Series E Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(d) No amendment to these terms of the Series E Preferred Shares shall require the vote of the holders of Common Shares (except as required by law) or any series of Preferred Stock other than the Series E Preferred Shares.

Section 9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any Series E Preferred Shares are outstanding, the Corporation shall (a) transmit by mail to all holders of Series E Preferred Shares, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC“) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such Sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series E Preferred Shares. The Corporation shall mail the reports to the holders of Series E Preferred Shares within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

Section 10. Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any Series E Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary,

Section 11. Sinking Fund. The Series E Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

Section 12. [Reserved.]

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Section 13. Book Entry. The Series E Preferred Shares shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares“), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary“) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series E Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series E Preferred Shares with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by Steven W. King its President and Chief Executive Officer as of this 12th day of February, 2014.

PEREGRINE PHARMACEUTICALS, INC.

/s/ Steven W. King

Steven W. King

President and Chief Executive Officer

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